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                                                                   Exhibit 10.37
                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is dated as of March 1, 2002, between Nobel Learning Communities, Inc., a Delaware corporation ("Employer") and Scott Clegg, an individual residing at 4633 Lambert Drive, Alexandria, VA 22311 ("Executive").

                                   Background

     Executive wishes to be employed as Vice Chairman/President/Chief Operating Officer of Employer, and to be responsible for the functions and duties assigned to this position, and Employer wishes to assure itself of the services of Executive, and, upon the conditions hereinafter provided, Executive and Employer are prepared to enter into this employment agreement.

                                      Terms

     Now, Therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, intending to be legally bound hereby, the parties hereto agree as follows:

1.   Employment; Scope of Duties.

     1.1 Subject to and upon the terms and conditions set forth herein, Employer hereby employs Executive in the capacity of Vice Chairman/President/Chief Operating Officer, and Executive hereby accepts such employment and agrees to render his services exclusively to Employer, its subsidiaries and affiliates (collectively, the "Company"), in such capacity or similar capacity, and faithfully, diligently and to the best of his ability. Executive will perform those duties and responsibilities as may from time to time reasonably be specified by Employer. Such duties and responsibilities will initially include, without limitation, those duties set forth in Exhibit A attached hereto. Executive will be responsible for the efficient performance of such duties and responsibilities and will at all times operate within the goals, guidelines, budgets, policies and procedures now or hereafter established by Employer. Executive will report to the Chairman and Chief Executive Officer of Employer.

     1.2 Executive will devote his full business and professional time, energy and skill exclusively to the service of the Company and to the promotion of its interests in accordance with the duties and responsibilities assigned to him by Employer hereunder and will not render services of a business, professional or commercial nature to any other person or entity, whether for compensation or otherwise; provided, however, that the foregoing shall not be construed as preventing Executive from (a) making investments in other businesses or enterprises which do not provide services which are in competition with those provided by the Company, provided such investments do not require the provision of other than incidental services by Executive to the operation or affairs of such businesses or enterprises; or (b) serving on the board of community and nonprofit organizations which do not provide services which are in competition with those provided by the Company; provided further that, in the case of both clauses (a) and (b), the provision thereof will not interfere with the performance of Executive's duties hereunder. Upon request of Employer, if Executive is duly elected or appointed, Executive shall serve, without additional compensation, as an officer or a director of Employer and/or its subsidiaries or affiliates; provided, however, that Executive shall

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have no obligation to accept election or appointment as an officer or a director prior to Employer providing "director and officer" insurance coverage to Executive.

2. Term. The term of Executive's employment will commence on February 1, 2002 and end on February 1, 2005, unless and until terminated earlier pursuant to the provisions of this Agreement (said period during which Executive is employed full time pursuant to this Agreement is hereinafter referred to as the "Employment Period").

3. Compensation. As compensation and consideration for Executive's services and responsibilities under this Agreement, Employer will pay Executive, and Executive will accept, the compensation and benefits set forth in this Section 3.

     3.1 Base Salary. Employer shall pay to Executive a gross salary at the annual rate of Two Hundred Thousand Dollars ($200,000) ("Base Salary"), payable at such intervals as Employer pays the salaries of its executives generally (currently every two weeks), but not less frequently than monthly.

     3.2 Bonuses. Executive shall be eligible for an annual bonus according to a bonus plan to be established annually by Employer, in its sole discretion, such plan to incorporate projects determined by Employer's Chief Executive Officer in conjunction with Executive as part of Employer's annual business planning process; provided that each bonus plan shall allow Executive to earn up to 100% of Executive's Base Salary based on achievement of the Company's performance versus its business plan; and provided further that Executive shall not participate in a bonus plan for the period from the first day of the Employment Period through June 30, 2002 unless discretionary bonuses are provided at the discretion of the Company. Bonuses shall be calculated on a fiscal year basis, and, except as set forth in the preceding proviso, shall be prorated for partial years. The bonus with respect to any fiscal year shall be payable within 30 days of the date that Employer receives from its auditors such auditor's report on its financial statements for such fiscal year, and shall not be payable to Executive, nor be deemed to have accrued, unless Executive is employed by Employer on the date of scheduled payment or as otherwise expressly provided within this Agreement.

     3.3 Stock Options. Employer will grant to Executive as of the date of his offer letter the option (the "Option") to purchase 65,000 shares of Employer's Common Stock. The grant with respect to 40,000 of such shares shall be pursuant to and subject to the terms of Employer's standard form of Non-Qualified Stock Option Agreement ("Stock Option Agreement") for grants under the Company's 1995 Stock Incentive Plan, a copy of which agreement is attached hereto as Exhibit B. The grant with respect to the remaining 25,000 of such shares shall be pursuant to and subject to the terms of a stock option agreement in substantially the same form as the Stock Option Agreement, except that such shares will not be issued under the 1995 Stock Incentive Plan and the agreement shall include customary investment representations and provisions giving Executive the right, after exercise of the Option, to require Employer to file a registration statement covering the shares issued (or, in the alternative, if Form S-8 is available, Employer will file a registration statement on such form prior to the date the shares become exercisable). The Option shall be subject to a three-year vesting schedule, with the Option becoming exercisable with respect to one-third of the shares

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subject to the Option on each of the first, second and third anniversary dates, respectively, of the first day of the Employment Period if the conditions set forth in the Stock Option Agreement have been satisfied. The exercise price under the Option will equal the mean between the highest and lowest quoted selling price of Employer's common stock on the NASDAQ National Market on the first day of the Employment Period. In the future, Executive will be eligible for grants of additional stock options based on performance at the sole discretion of Employer's Board of Directors (or the Compensation Committee of the Board of Directors).

     3.4 Car Allowance. Executive will be provided a $7,200 per year car allowance to cover all car expenses, including gasoline (provided that, in the case of trips to a destination which is 100 miles or more from Employer's corporate headquarters, Executive will be reimbursed for the cost of gasoline relating to the trip). Such car allowance shall be paid proportionately in each pay period.

     3.5 Vacation. Executive will be entitled to four (4) weeks vacation per year. All vacation periods requested must be approved by Employer's Chief Executive Officer. Vacation is on a "use or lose" basis, which means that carryover from year to year will not be permitted. Vacation balances will be forfeited if not used by the applicable anniversary date of the first day of the Employment Period.

     3.6 Sick Leave. Executive will receive sick days in accordance with Employer's policies.

     3.7 Senior Executive Severance Plan. For so long as the "Nobel Learning Communities, Inc. Senior Executive Severance Pay Plan," a copy of which is attached hereto as Exhibit C (collectively with any successor plan thereto, the "Executive Severance Pay Plan") shall be in effect, Executive shall be covered thereby, upon execution and delivery to Employer of an acknowledgment, in standard form, of his agreement to submit any disputes thereunder to arbitration.

     3.8 Other Benefits. Executive shall be entitled to participate in all group health, group life insurance, short term disability, long term disability, hospital, medical plans and retirement plans according to Employer's policies in existence from time to time generally for executive management personnel (or as may be decided by Employer if said items are discretionary with Employer). Such plans currently include:

         (a) 75% payment by Employer of family medical insurance (currently provided by CIGNA Healthcare plan (as the employee elects) (with dental coverage available for an extra premium payable by Executive);

         (b) the Nobel Learning Communities 401(k) Savings Plan (in which Executive will become eligible to participate upon the first open enrollment period occurring after one year of service); provided that participation may be limited by Federal laws relating to the participation level of lower wage earners;

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        (c) tuition reimbursement (the current features of which include the requirement that courses be job-related and pre-approved, that reimbursement is limited to a specified maximum amount and that a minimum grade be achieved as a condition to reimbursement);

        (d) term life insurance equal to one (1) times Executive's Base Salary;

        (e) short-term disability insurance that extends coverage for a period of 26 weeks at a rate of 65% of Executive's Base Salary with a maximum weekly benefit of $325;

        (f) long-term disability insurance, as provided generally to other senior executives of Employer; and

        (g) 100% educational scholarship at any Nobel school for any of the Executive's children.

   3.9 Relocation Allowance. The Executive will receive from Employer a relocation allowance of $35,000 (the "Relocation Allowance"). On the 18th day of each month of the Employment Period, if Executive is employed by Employer on such date, Employer will forgive 1/36 of the Relocation Allowance. If Executive's employment hereunder is terminated due to a Change in Control and Termination Event (as such terms are defined in Sections 1.2 and 2.2(b) of the Executive Severance Pay Plan) (other than by reason of Section 2.2(b)(3) of the definition of Termination Event) or by Employer other than pursuant to Sections 7.1(a), (b) or (c) hereof, such relocation allowance will be fully forgiven on the date of termination.

   3.10 Adjustments to Compensation. Executive's compensation will be reviewed annually each year on such date as is determined by Employer's Compensation Committee, such review to be conducted by the Compensation Committee consultation with the Chief Executive Officer. However, any adjustment shall be in the sole discretion of Employer and nothing contained herein shall in any manner obligate Employer to make any increase or provide any additional compensation to Executive.

4. Reimbursement of Expenses. Executive shall be allowed reasonable business expenses in connection with the performance of his duties hereunder upon submission by Executive of vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as Employer may from time to time adopt (which rules may include the requirement that the Executive receive advance approval of such expenses) and as may be required in order to permit such payments as proper deductions to Employer under the Internal Revenue Code of 1986, as amended and the rules and regulations adopted pursuant thereto now or hereafter in effect.

5. Facilities. Executive shall be entitled to an office appropriate to his position and such secretarial services as are reasonably necessary to the performance of his duties.

6. Photographs. Employer shall have the right to photograph Executive during the course of Executive's employment or at such other times when not at work, by camera, film, television, tape radio or other media, or record Executive in formal or informal conversation, interview, training

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sessions, etc., any of which may be in the format of a pre-planned program or in a spontaneous interview. The foregoing may be used by the Company or its advertising agency for commercial purpose, on labels, training films or other media at Employer's sole discretion. Executive's image, its replica, in whole or portions thereof, may be used, and Executive's name may be attributed thereto. Executive may be photographed individually or in a group. Executive's compensation fully stated herein, includes full and complete payment for all of the above and Executive hereby waives any further compensation, royalties, etc.

7.   Termination.

     7.1 Early Termination of Employment Period. Notwithstanding Section 2, the Employment Period shall sooner terminate upon the close of business on the earliest to occur of the dates specified below:

          (a) the date of death of Executive;

          (b) the date upon which Employer shall have given Executive written notice of the termination of his employment hereunder for "disability" (as defined in Section 7.2);

          (c) the date upon which Employer shall have given to Executive written notice of the termination of his employment for "cause" (as defined in Section 7.3); and

          (d) the date upon which Employer shall have given to Executive written notice of the termination of his employment without cause.

     7.2 Definition of "Disability". For purposes of this Agreement, the term "disability" shall mean that Executive cannot substantially perform his "essential duties" (which shall include any travel requirements) with or without reasonable accommodation and either (i) such situation persists for a period of 180 days in any 365 day period, or (ii) in the opinion of a Pennsylvania licensed physician Executive is so disabled or incapacitated and he is unlikely to be able substantially to perform his "essential duties" with or without reasonable accommodation within 180 days. Determination of disability and the date thereof shall be reasonably made by Employer, relying on certificates of physicians, and Employer's decision shall be conclusive and binding, in the absence of fraud. If Employer so requests, Executive will submit to an examination by a Pennsylvania licensed physician with expertise or knowledge of the type of disabling condition from which Executive allegedly suffers for the purpose of verifying whether the provisions of this Section 7.2 are applicable. If Executive refuses to cooperate in submitting to an examination as requested by Employer, Executive shall immediately be deemed "disabled" for the purposes of this Agreement. (Executive acknowledges that this Section 7.2 sets forth only the condition for which Executive may be terminated for disability, and that Employer is not required to pay (although it may pay) Executive for periods not worked in excess of vacation and sick days utilized, except as may be required by applicable law or to the extent that Executive receives benefits under Employer's short term disability or long term disability policies.)

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     7.3  Definition of "Cause". For purposes of this Agreement, the term
"cause" shall include, but not be limited to, any one of the following conditions or any one of the following events:

          (a) Executive's habitual intoxication or drug addiction;

          (b) violation of Employer's policies with respect to harassment (sexual or otherwise);

          (c) refusal or failure by Executive to perform such reasonable duties as may reasonably be delegated or assigned to him, consistent with his position, by Employer;

          (d) failure to devote his entire full week business to the duties of the position as provided herein, except permitted vacation periods and/or sickness leave;

          (e) continuing inattention or neglect by Executive of his duties hereunder, which inattention is not the result of illness or accident;

          (f) willful or wanton misconduct or negligence by Executive in connection with the performance of his duties;

          (g) the material breach by Executive of any provisions of this Agreement (including, without limitation, Section 9);

          (h) the commission by Executive of a felony, participation in any fraud or commission of any misdemeanor involving moral turpitude;

          (i) Executive's dishonesty detrimental to the best interest of the Company; and

          (j) involvement in any matter which, in Employer's opinion, is reasonably likely to cause prejudice or embarrassment to the Company's business.

provided, that, in the case of clauses (c), (d), (e), (f) or (g) of this Section 7.3, there shall not be "cause" unless Employer has first given Executive written notice specifying in reasonable detail the circumstances on which Employer believes there is "cause" for termination and Executive has failed to remedy the same to Employer's reasonable satisfaction with fifteen (15) days after the date of such notice, or unless the condition or event is not subject to cure, or a substantially similar condition or event has been the subject of a prior notice by Employer within the twelve (12) months preceding such notice.

     7.4  Effect of Early Termination on Compensation.

          (a) Except as provided in Sections 7.4(b) and (c), if the Employment Period is terminated as provided in Section 7.1 (including by reason of Executive's death or disability), Executive shall be entitled to receive only the compensation set forth in Section 3 accrued but unpaid

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as of the date of termination and all benefits shall terminate as of such date
(except to the extent otherwise provided by law or under the terms of Employer's benefit plans and policies then in effect).

         (b) If, during the Employment Period, Employer terminates Executive's employment pursuant to Section 7.1(d), Employer shall continue to pay Executive the compensation provided for pursuant to Section 3.1 until the last day of the Employment Period and provide the benefits referenced in Section 3.8 until the last day of the Employment Period (or such earlier date as a comparable benefit is being provided by a new employer), plus

               (i) on each date that Executive would have been paid a bonus in respect of bonus years occurring during the Employment Period, Employer shall pay Executive the amount of the bonus, if any, that Executive would have received had he been employed by Employer for the full Employment Period, and remained employed until such date following the end of the Employment Period on which he would have had to have been employed to receive a bonus for the last bonus year covered by the Employment Period; offset by

               (ii) the amount, if any, which is payable to Executive under the Executive Severance Pay Plan.

If Executive violates any of the provisions of Section 10, the payments and benefits by Employer pursuant to this Section 7.4(b) shall immediately cease, and, in addition to any other rights which Employer may have to recover money damages from Executive or obtain injunctive relief in respect of such violation, Employer shall be entitled to recover from Executive all payments made pursuant to this Section 7.4(b).

         (c) Under no circumstances shall Executive be entitled to any compensation (including, without limitation, any severance pay or termination indemnity), except (i) as specifically set forth in this Section 7.4, or (ii) to the extent otherwise provided by law or as may be expressly provided under the terms of Employer's benefit plans and policies then in effect. Employer shall pay any funds provided for in this Section 7.4 to Executive, his estate or legal representative, as the case may be.

8. Expiration of Employment Period. On expiration or termination of the Employment Period, neither party shall be under any obligation to renew Executive's employment with Employer and, unless otherwise agreed by both parties in writing, any continued employment of Executive by Employer shall be on an "at will" basis. Notwithstanding any of the foregoing to the contrary, Executive's covenants under Section 10 shall continue so long as he is employed by the Company and for any additional periods specified therein.

9. Executive Representations. Executive represents and warrants to the Company that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which

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prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement and/or to be employed by and serve Employer in an executive capacity. Executive will indemnify and hold harmless the Company from any claims, liabilities, damages, costs or expenses (including legal fees and costs) resulting from third-party claims of any such conflict or breach.

10.  Certain Covenants of Executive.

     10.1 Intellectual Property. All rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property ("Intellectual Property"), whether or not patentable, which Executive (either alone or in conjunction with others) conceives, makes, obtains or reduces to product or commences so to do during his employment with Employer are and shall be the property of Employer. The foregoing shall not apply to Intellectual Property unrelated to any subject matter of actual or potential concern or interest to the Company which are not conceived, made, obtained or reduced to product in the course of Executive's employment or with the use of the time, material or facilities of the Company. Executive will make full and prompt disclosure to Employer of all Intellectual Property and, at Employer's request and expense but without additional compensation to Executive during his employment hereunder and with reasonable compensation thereafter, will at any time or times execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action (including, without limitation, testifying in any legal proceedings) as Employer considers necessary to vest, perfect, defend or maintain Employer's rights in and to such Intellectual Property. The provisions of this Section 10.1 shall survive the termination or expiration, for any reason, of this Agreement.

     10.2  Nondisclosure of Confidential Information.

           (a) Executive shall not, during the period that Executive is employed by, or provides consulting services to, the Company, or at any time thereafter, unless authorized to do so in writing by Employer, directly or indirectly disclose or permit to be known to, or used for the benefit of, any person, corporation or other entity (outside of the employ of the Company), or himself, any confidential information acquired by him during the course of or as an incident to his employment or association with the Company, regardless of whether pursuant to this Agreement. For the purposes of this Section 10.2, the term "confidential information" shall include, but not be limited to, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of the Company's businesses including, but not limited to, lists of customers or suppliers of the Company's businesses, pricing strategies, business files and records, trade secrets, curriculum, processes, costs, designs, marketing methods or any other financial, educational, curricular or other information about the Company's businesses or curriculum not in the public domain. The term "confidential information" shall not include any information which (i) is generally available to the public as of the date hereof, (ii) becomes generally available to the public after the date hereof, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Executive, or (iii) becomes available to Executive after the date of expiration or termination of his employment or any consultancy with the Company on a non-confidential basis from a source

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other than the Company, or any of its agents, provided that such source is not bound to the Company or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

           (b) All confidential information described in Section 10.1 shall be the exclusive property of Employer, and Executive shall use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive's employment with Employer, Executive shall return to Employer all documents, records, reports, writings and other similar documents (whether in written, electronic or other form) containing confidential information, including copies, extracts or notations thereof, then in his possession or control.

           (c) All correspondence, memoranda, notes, records, reports, plans and other papers and items delivered to Executive by Employer shall be the property of Employer, and Executive will deliver all copies thereof to Employer on expiration or termination of this Agreement or on earlier request.

     10.3 Nonsolicitation. During the period that Executive is employed by Employer or provides consulting services to the Company and for an additional period of two (2) years thereafter, Executive will not employ, or enter into any consultancy arrangement with, any person who was on the Company's payroll on the date of Executive's termination of employment or consultancy or one (1) year prior to that date, take any action to solicit the employment of any such person, or direct or encourage any person to take any such action.

     10.4 Restrictive Covenant. During the period that Executive is employed by Employer or provides consulting services to the Company and for an additional period of two (2) years thereafter, Executive shall not, directly or indirectly, operate, manage, own, control, be employed by, provide consulting services to, or in any way be connected with or be concerned with or be interested in (i) any pre-school, private school, child care center or program or day camp of any type, (ii) any for profit or nonprofit business which provides educational services of the nature provided by the Company, in each case, where services are provided within 25 miles of any place where the Company now or hereafter offers or plans to offer services; provided however, that nothing contained in this
Section 10.4 shall prohibit Executive from owning in the aggregate less than 2% of the publicly traded stock of any company.

     10.5 Survival. The provisions of this Section 10 shall survive the expiration or termination, for any reason, of the Employment Period and of this Agreement, and shall continue, in the case of Sections 10.1 and 10.2, without termination, and, in the case of Sections 10.3 and 10.4, for the period contemplated therein (including any extended period as provided in Section 10.6).

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     10.6 Remedies. Executive acknowledges that if he breaches his promises set forth in this Section 10, the Company will suffer irreparable damages, the amount of which will be impossible to ascertain and which cannot be reasonably or adequately compensated in an action of law. Accordingly, notwithstanding
Section 11, in addition to all other remedies under this Agreement, the Company shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction; provided, however, that nothing herein shall be deemed to constitute consent by Executive to an ex parte proceeding. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Company is obliged to resort to the courts for the enforcement of a covenant of Executive contained in Sections 10.3 or 10.4, such covenant shall be extended for a period of time equal to the period of such breach, which extended period will commence on the later to occur of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate, or (ii) the date of the final court order (without further right of appeal) enforcing such covenant. To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this Section 10.4 delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statues. Executive will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with the Company's seeking or obtaining any injunctive or equitable relief in connection with Executive's covenants or other obligations under this Section 10. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $5,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be. Executive consents to in personam jurisdiction and venue in each of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Delaware County, Pennsylvania, and waives the right to contest in personam jurisdiction and venue in such courts.

11. Arbitration of Certain Disputes. Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof, or any other claim by Executive against the Company arising from the employment of Executive or the termination of Executive's employment, including without limitation, claims alleging violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)(S)2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. (S)621, et seq., the Americans with Disabilities Act, 42 U.S.C.
(S)12101 et seq., the Family and Medical Leave Act, 29 U.S.C. (S)2601, et seq., any statutes of any state, and any contract or any principle of state or federal common law, shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The procedure established by this Section 11 shall be the exclusive method for resolution of such disputes. Copies of the American Arbitration Association Employment Discrimination Resolution Rules are available through Employer's Human Resources Department and may be obtained upon request. Any request or demand for arbitration of any dispute covered by this Section 11 shall be filed with the American Arbitration Association no later than 300 days after the event which gave rise to the claim. Notwithstanding the foregoing, the Company may seek injunctive relief in any court of law in connection with an alleged violation of any provision of Section 10, as provided in Section 10.6.

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12.  Miscellaneous

     12.1 Binding Effect. This Agreement shall be binding upon Executive, his personal representative or representatives and testate or intestate distributees and upon Employer and its successors and assigns; provided that this Agreement shall be assignable by Employer to an affiliate or any person, firm or entity which may become a successor in interest to Employer in the business presently operated by it or which may acquire all or substantially all of Employer's assets or a majority of Employer's voting capital stock. The term "affiliate" used in this Agreement shall mean any entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Employer, or is a successor of Employer. This Agreement is a personal services contract and may not be assigned by Executive.

     12.2 Survival of Certain Provisions. It is expressly understood by the parties to this Agreement that certain provisions, rights, and obligations pursuant to this Agreement are expressly meant to survive the expiration or termination of the Employment Period and this Agreement and shall be given full effect pursuant to their terms.

     12.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or be sent by certified mail or overnight courier addressed to Executive at his address set forth in the first paragraph of this Agreement or to Employer at Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-7956, Attn. Vice Chairman/President and Chief Operation Officer, with a copy to Nobel Learning Communities, at the same address, Attn: General Counsel, or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. Any such notice shall become effective upon being mailed or, in the case of delivery by hand or overnight courier, upon receipt.

     12.4 Governing Law. This Agreement is made and delivered in the Commonwealth of Pennsylvania and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

     12.5 Prevailing Party. Should any party default in performance of any of the terms and conditions of this Agreement which results in a claim for damages, specific performance or other remedy, the prevailing party in such action suit shall be entitled to its reasonable attorneys' fees and costs and court or arbitration costs from the nonprevailing party. For the purposes of this Section 12.5, in any action with respect to the enforcement of a covenant set forth in
Section 10, the Company shall be deemed to have prevailed if any such covenant is enforced in part, even if the applicable court exercises its discretion to limit or reduce the duration or scope thereof or enforces only certain of such covenants.

     12.6 Entire Agreement; Modifications. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no agreements, representations or warranties not herein set forth. This Agreement supersedes any prior written or oral agreement or understanding relating to the subject matter hereof. No modification of this Agreement shall be valid unless in writing and signed by the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

     12.7 Severability; Savings Clause. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

     12.8 Attorney Review. Executive acknowledges that this Agreement will have important legal consequences and imposes significant requirement on Executive, including, without limitation, the obligation to refrain from certain activities after the expiration or termination of his employment or consultancy with Employer. Accordingly, Executive acknowledges that Employer has recommended that he retain legal counsel to review this Agreement and that he has been provided with adequate time to obtain such review.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year first written above.

                                      Nobel Learning Communities, Inc.

                                      By: /s/A. J. Clegg
                                          ----------------------
                                          A. J. Clegg
                                          Chairman and Chief Executive Officer


                                      Executive:

                                          /s/ Scott Clegg
                                          ----------------------
                                          Scott Clegg